Exhibit 99.1

NEWS RELEASE

Chatham Lodging Trust Provides Update on First Quarter and Full Year 2020 Guidance

WEST PALM BEACH, Fla., March 10, 2020 - Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced that due to uncertainty related to the impact on travel arising from the COVID-19 virus outbreak, the company is withdrawing its first quarter and full-year 2020 guidance.

In conjunction with Chatham’s release of Q4 2019 earnings on February 26, 2020, Chatham provided first quarter and full-year 2020 guidance for certain operational and earnings metrics. Included in this guidance was approximately $0.2 million of lost revenue from customer cancellations due to COVID-19. Since the time this guidance was provided, the company has seen a significant increase in customer cancellations and softer travel trends.

While Chatham’s February hotel room revenue outperformed its expectations by $0.1 million, the company believes that the impact from COVID-19 most likely will result in the company not achieving the previously provided guidance for net income, RevPAR, Adjusted EBITDA, Adjusted FFO and Adjusted FFO per share.

Jeffrey H. Fisher, Chatham’s president and chief executive officer, stated “As we continue to closely monitor the impact of COVID-19 and manage our business accordingly, we are working expeditiously with Island Hospitality to implement plans designed to minimize the impact on the top- and bottom-lines, as well as net cash flow. COVID-19’s impact on travel is evolving rapidly, and our visibility to assess the magnitude and duration of the financial impact is limited. Because of our limited visibility, we believe it is appropriate at this time to withdraw our guidance. Our management teams at both Chatham and Island have meaningful experience working through these situations, and we will rely on that experience to minimize the adverse effects.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,442 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,092 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 94 hotels with an aggregate of 12,350 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as

"anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a Fourth-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com